NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES 2009 EARNINGS PER SHARE GROWTH OF 15.6% FOR SECOND QUARTER AND 37.3% FOR FIRST SIX MONTHS

LATROBE, PA, July 17, 2009 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended June 30, 2009. The Company earned $1,061,000 (or $.37 per average share outstanding) in 2009 compared to $961,000 (or $.32 per average share outstanding) in 2008. The Company earned $2,330,000 (or $.81 per average share outstanding) for the six-month period ended June 30, 2009 and $1,777,000 (or $.59 per average share outstanding) for the six-month period ended June 30, 2008. Second quarter 2009 earnings per share rose 15.6% and first six months 2009 earnings per share rose 37.3%. The improved profitability witnessed thus far in 2009 resulted from solid loan and investment portfolio credit quality, successful net interest margin management and effective operating cost containment.

President, Chief Executive Officer Gregg E. Hunter commented, “This company has a high degree of comprehensive fundamental soundness. However, the high-risk activities of other less-than-sound financial institutions continues to place heavy demands upon the national FDIC deposit insurance fund. Therefore, in 2009 the FDIC has significantly raised the assessments charged against all of its member institutions in order to fortify the deposit insurance fund. Consequently, this company’s total deposit insurance costs rose to $272,000 during the first six months of 2009 compared to costs of only $17,000 for the same period in 2008. Total first six months FDIC insurance costs for 2009 also include an industry-wide special emergency assessment that amounted to $165,000 for this company.”

Mr. Hunter added, “It is important to note that, unlike many other financial institutions, Commercial National’s earnings remain high despite this drastic FDIC deposit insurance cost escalation. In addition, this company’s earnings continue to comfortably support its very attractive quarterly cash dividend payments to shareholders. This distinguishes Commercial National from other firms which have recently been forced to deeply slash, or even totally eliminate, their dividend payments. During these tough economic times Commercial National continues to pass earnings along to where they really belong – into the hands of our company’s shareholders.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except per share data)

	June 30,	June 30,
	2009	2008
	(unaudited)	(unaudited)

ASSETS
Cash and due from banks on demand	$9,906	$8,576
Interest bearing deposits with banks	62	48
Total cash and cash equivalents	9,968	8,624

Securities available for sale	129,946	99,156
Restricted investments in bank stock	4,567	3,119

Loans	206,386	216,531
Allowance for loan losses	(1,798)	(1,832)
Net loans	204,588	214,699

Premises and equipment	3,515	3,647
Other assets	17,406	16,774

Total assets	$369,990	$346,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$71,920	$67,509
Interest bearing	192,274	195,699
Total deposits	264,194	263,208

Short term borrowings	31,625	24,325
Long term borrowings	30,000	20,000
Other liabilites	3,482	2,031
Total liabilities	329,301	309,564

Shareholders' equity:

Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 2,861,953 and 2,897,053 shares outstanding in 2009 and 2008 respectively.	7,200	7,200

Retained earnings	42,684	40,639

Accumulated other comprehensive income	3,334	614

Less treasury stock, at cost, 738,047 and 702,947 shares in 2009 and 2008 respectively	(12,529)	(11,998)
Total shareholders' equity	40,689	36,455

Total liabilities and shareholders' equity	$369,990	$346,019

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30	Ended June 30	Ended June 30	Ended June 30
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME:
Interest and fees on loans	$3,021	$3,275	$6,110	$6,651
Interest and dividends on securities:
Taxable	1,798	1,512	3,721	3,133
Exempt from federal income taxes	33	34	46	67
Other	1	5	2	17
Total Interest income	4,853	4,826	9,879	9,868

INTEREST EXPENSE:
Interest on deposits	805	1,195	1,674	2,750
Interest on short-term borrowings	47	114	105	245
Interest on long-term borrowings	288	229	573	458
Total Interest expense	1,140	1,538	2,352	3,453

NET INTEREST INCOME	3,713	3,288	7,527	6,415
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,713	3,288	7,527	6,415

OTHER OPERATING INCOME:
Asset management and trust income	242	258	489	515
Service charges on deposit accounts	144	158	283	308
Other service charges and fees	176	170	378	377
Income from investment in life insurance	145	140	291	280
Other income	44	44	94	89
Total other operating income	751	770	1,535	1,569

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,397	1,419	2,831	2,864
Net occupancy expense	201	182	409	381
Furniture and equipment	130	136	253	270
Pennsylvania shares tax	126	133	256	266
Legal and professional	121	129	244	242
FDIC insurance expense	261	11	272	17
Other expenses	734	704	1,493	1,482
Total other operating expenses	2,970	2,714	5,758	5,522

INCOME BEFORE INCOME TAXES	1,494	1,344	3,304	2,462
Income tax expense	433	383	974	685

Net income	$1,061	$961	$2,330	$1,777

Average Shares Outstanding	2,867,349	2,992,615	2,871,745	3,010,714

Earnings Per Share	$0.37	$0.32	$0.81	$0.59